Exhibit 8.1

SILLS CUMMIS EPSTEIN & GROSS A PROFESSIONAL CORPORATION
The Legal Center One Riverfront Plaza Newark, New Jersey 07102-5400 Tel: 973-643-7000 Fax: 973-643-6500
30 Rockefeller Plaza New York, NY 10112 Tel: 212-643-7000 Fax: 212-643-6550

July 11, 2005

Computer Horizons Corp.

49 Old Bloomfield Avenue

Mountain Lakes, New Jersey 07046-1495

Re:          Federal Income Tax Treatment of the Merger of JV Merger Corp. with and into

                Analysts International Corporation

Ladies and Gentlemen:

We have acted as counsel to you, Computer Horizons Corp., a New York corporation (the “Parent”), in connection with the proposed merger (the “Merger”) of JV Merger Corp., a Minnesota corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”) with and into Analysts International Corporation, a Minnesota corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of April 12, 2005, by and among Parent, the Company and Merger Sub (the “Merger Agreement”).  This tax opinion is being delivered pursuant to Section 7.03(e) of the Merger Agreement.  All capitalized terms used herein, unless otherwise specified herein, shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the joint proxy statement/prospectus of Parent and the Company which is included in the Registration Statement on Form S-4 (File No. 333-125370) filed with the Securities and Exchange Commission (the “Registration Statement”), (iii) the representation letters of Parent and the Company delivered to us for purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.  We have assumed that the Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the factual statements and representations made by Parent and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any factual statements and representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein.  There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that:

 (a) for United States federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Code; and

(b) the statements regarding the United States Federal income tax consequences of the Merger set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences of the Merger”, insofar as they constitute statements of law or legal conclusions, constitute our opinion as to such tax consequences.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States Federal taxation.  We do not express any opinion herein concerning any law other than the federal income tax law of the United States.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.  Furthermore, in the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Registration Statement, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the caption, “Material United States Federal Income Tax Consequences of the Merger.”  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                Very truly yours,

                /s/ Sills Cummis Epstein & Gross P.C.